UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Middleburg Financial Corporation

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MIDDLEBURG FINANCIAL CORPORATION

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Middleburg Financial Corporation (the “Company”) to be held on Wednesday, April 28, 2010, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia.

At the Annual Meeting, you will be asked to elect 13 directors for terms of one year each and ratify the appointment of Yount, Hyde & Barbour, P.C. to serve as our independent auditors for the year ending December 31, 2010. Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Joseph L. Boling
Chairman and Chief Executive Officer

Middleburg, Virginia

March 25, 2010

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Middleburg Financial Corporation (the “Company”) will be held on Wednesday, April 28, 2010, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, for the following purposes:

1.	To elect 13 directors to serve for terms of one year each expiring at the 2011 Annual Meeting of Shareholders;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the year ending December 31, 2010; and

3.	To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of Common Stock of record at the close of business on March 5, 2010, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey H. Culver
Executive Vice President and Corporate Secretary

March 25, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2010.

The proxy statement and the Company’s 2009 annual report on Form 10-K are available at www.middleburgbank.com/2010proxy.

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $2.50 per share (“Common Stock”), of Middleburg Financial Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 28, 2010, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 25, 2010 to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

On March 5, 2010, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 6,917,738 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors without instructions from the beneficial owner; therefore, there may be broker nonvotes on Proposal One. A broker may vote on the ratification of the independent public accountants; therefore, no broker nonvotes are expected to exist in connection with Proposal Two. Abstentions and broker nonvotes will not count as votes cast in the election of directors or in the vote on ratifying the appointment of independent public accountants. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Thirteen directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting. In August 2009, the Board of Directors increased the size of the Board of Directors from 12 to 13 and appointed John M. Rust to fill the vacancy created by the increase in the size of the Board of Directors.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the 13 nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, business experience and other directorships held during the past five years. It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company, and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Middleburg Bank (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Election for Terms Expiring in 2011

Howard M. Armfield, 67, has been a director since 1984.

Mr. Armfield is the retired President of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia. Mr. Armfield holds an A.B. Degree from Duke University. A key factor in what Mr. Armfield contributes to the Board is his knowledge and experience in chairing the audit committee for the Company and that he also holds a Certified Public Accountant (CPA) designation. Mr. Armfield also brings extensive experience in executive management, corporate governance and risk management.

Henry F. Atherton, III, 65, has been a director since 2004.

Mr. Atherton owns and operates a cattle and hay farm in Fauquier County, Virginia. Previously Mr. Atherton served as a member and as Chairman of the Fauquier County Planning Commission and also served as a member and Chairman of the Fauquier County Board of Supervisors. Mr. Atherton has demonstrated his civic mindedness and commitment by serving with many community and civic organizations such as the Director of the Virginia Outdoors Foundation, the Agricultural and Forestall District Advisory Committee, the Agricultural Development Advisory Committee and the Virginia Association of Counties – Agricultural and Environmental Steering Committee. Mr. Atherton has a B.A. from Harvard University and a J.D. Degree from Columbus School of Law, Catholic University. Mr. Atherton has also served in the U.S. Army. Overall, Mr. Atherton brings to our Board an understanding of our company’s business, proven leadership skills and knowledge of the important role of agribusiness and community leadership in our local economy.

Joseph L. Boling, 65, has been a director since 1993.

Mr. Boling has been the Chairman and Chief Executive Officer of the Company and Chairman of the Bank since 2008. From 1997 to 2008, he was the Chairman and Chief Executive Officer of the Company and the Bank. From 1993 to 1997, he was President and Chief Executive Officer of the Company and the Bank. Mr. Boling also serves as Chairman of the Board of Middleburg Investment Group and its subsidiaries, Middleburg Trust Company and Middleburg Investment Advisors and as a Director of Southern Trust Mortgage, LLC. Mr. Boling brings extensive experience in banking and executive management to our Board. In addition, his activities as a civic and business leader in the markets where we operate provide insight on the factors that impact both our company and our communities. Mr. Boling has been involved as a member of the Loudoun County Economic Development Commission, Chairman of the James Madison University Foundation, past Chairman of the Virginia Bankers Association, on the Founding Board of the Piedmont Community Foundation, and a Rotarian. Mr. Boling has a Bachelor of Arts degree in History from North Carolina Wesleyan and did his graduate work at University of Virginia in Finance. Moreover, Mr. Boling’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.

Childs F. Burden, 59, has been a director since 1997.

Since 1978, Mr. Burden has been a partner with Secor Group; an investment firm in Washington, DC. Mr. Burden holds a B.A. Degree from the University of Virginia and is a Chartered Financial Analyst (CFA). For exemplary dedication to his community, Mr. Burden was the 2009 recipient of the Loudoun Laurels Award. In addition to his management expertise, Mr. Burden brings to our Board extensive knowledge of investments and financial services, having many years of experience in such fields.

J. Bradley Davis, 70, has been a director since 2008.

Mr. Davis is the founder and managing partner of Ridge Capital Partners, LLC, a private equity investment firm based outside of Washington, DC. Mr. Davis was also co-founder and managing partner of Trivest, Inc., where he led Trivest from a private high net worth individual fund to a large institutional fund. Mr. Davis’s other business experiences included Senior Vice President of LaSalle Partners, Vice President at Chemical Bank and Vice President, Account Executive for McCaffrey & McCall. Mr. Davis earned a B.A. Degree in Journalism from Pennsylvania State University. He also served as Captain in the U.S. Army. From these vast experiences, Mr. Davis brings to our Board entrepreneurial experience coupled with a deep understanding of private equity, real estate and wealth management services for high net worth individuals as well as institutional investors.

Alexander G. Green, III, 61, has been a director since 2008.

Mr. Green is the President and Chief Executive Officer of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia. Earlier in his career he worked for First and Merchants National Bank as Assistant Vice President of Regional Commercial and Mortgage Lending. Mr. Green has served on other bank boards and multiple insurance agency councils. Mr. Green has also been very active in community groups such as the Leesburg Airport Commission, Loudoun County Planning Commission, Loudoun County Industrial Development Advisory Commission and the Loudoun Advisory Board of George Washington University. Mr. Green holds both his Bachelors of Science in Finance and his Masters in Business Administration Degrees from Virginia Polytechnic Institute and State University. As the principal executive officer of a successful company, Mr. Green provides the Board with valuable insight and guidance on the issues of corporate strategy, commercial and mortgage lending, business community growth and risk management.

Gary D. LeClair, 54, has been a director since 2008.

Prior to 2008 Mr. LeClair had served as a Director of the Company from 2001 to 2006. Mr. LeClair also serves as a Director of Middleburg Investment Group and its subsidiaries Middleburg Trust Company and Middleburg Investment Advisors. Mr. LeClair is Chairman of the law firm of LeClair Ryan, a Professional Corporation, based in Richmond, Virginia. Mr. LeClair holds a B.B.A Degree in Accounting from the College of William and Mary and a J.D. Degree from Georgetown University School of Law. Mr. LeClair’s extensive experience in the various aspects of the law, including dispute resolution, employee relations matters and contract negotiations, combined with his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages the current environment and looks to its future.

John C. Lee, IV, 52, has been a director since November 2006.

Mr. Lee is founder and Chairman and Chief Executive Officer of Lee Technologies, a Fairfax-based technology company established in 1983. Mr. Lee holds a B.A. Degree in Economics and Business Administration from Randolph-Macon College. Mr. Lee’s experience as founder and chairman of a leading technology company provides leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning, and technology and risk management.

Keith W. Meurlin, 59, has been a director since 2005.

Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005, after 28 years of service. Mr. Meurlin is also a retired Major General in the United States Air Force Reserve. Mr. Meurlin holds a Bachelor of Arts degree in Political Science from the University of Vermont and a Masters of Science in Systems Management from The University of Southern California. Mr. Meurlin has been actively involved in our communities by serving on the Board of Directors for both the Reston Chamber of Commerce as well as the Loudoun Chamber of Commerce, past Regional Chairman of the United Way of the National Capital Area as well as past Chairman of the Heart Association of Northern Virginia. Mr. Meurlin’s successful military career, his extensive leadership experience in the public sector and his integral involvement in the communities in which we serve provides the Board with a unique perspective on corporate governance related matters and corporate strategy.

Janet A. Neuharth, 54, has been a director since 2006.

Ms. Neuharth is founder and President of Paper Chase Farms, a 115-acre full-service equestrian center in Middleburg, Virginia. Ms. Neuharth is an active participant in Paper Chase Farms subsidiaries where she serves as Director of Promotions and Marketing for the manufacturing area, provides consumer oriented equestrian consulting, and is also a publisher, editorial director and author. Ms. Neuharth holds a B.A. Degree in Political Science and English from the University of Florida and a J.D. Degree from Vanderbilt University School of Law. Ms. Neuharth serves as Chairman of the National Law Council at Vanderbilt University School of Law. Ms. Neuharth also serves on several Boards such as The Freedom Forum, Loudoun Healthcare Foundation, The Newseum, Shenandoah University and Westmoreland Davis Memorial Foundation. Ms. Neuharth’s leadership skills in consensus-building, risk management and executive management and her legal acumen add an important dimension and provide a valuable resource for our Board.

John M. Rust, 59, has been a director since 2009.

Mr. Rust is the Managing Director of Dominick & Dominick, LLC, a full service securities firm founded in 1870 and based in New York City. Mr. Rust’s extensive experience in the various aspects of investment management, his focus on the capital needs of a growing company and his extensive skills at managing risk and directing corporate strategy provide our Board with an invaluable resource as it manages the current economic environment. Mr. Rust attended Woodberry Forest School and holds a B.S. Degree from Lehigh University. Additionally, Mr. Rust’s family’s long standing community leadership in Loudoun County provides the corporation with valuable insights as to the specific needs of our community. Mr. Rust is a Board member for the Piedmont Community Foundation and Oatlands Plantation. In addition, Mr. Rust serves on the Advisory Board for Rust Sanctuary and also as a Trustee of the Rust Foundation.

Gary R. Shook, 49, has been a director since 2007.

Mr. Shook has served as President of the Company and the President and Chief Executive Officer of the Bank since August 2008. From 2007 to 2008, he served as President of the Company and the Bank. From 2005 to 2007, Mr. Shook served as Executive Vice President, Investment Services and Fauquier Community Executive with the Company. Mr. Shook serves as a Director and Secretary of Middleburg Investment Group and Middleburg Investment Advisors and as a Director of Middleburg Trust Company and Southern Trust Mortgage, LLC. From 1995 to 2005, he was Senior Vice President, Fauquier Bankshares, Inc. Mr. Shook holds a B.A. Degree from the University of Virginia. Mr. Shook has served as a Director of the Loudoun County Chamber of Commerce, Vice Chairman of the Fauquier Chamber of Commerce; Chairman of the Bluemont Concert Series; president of the Rotary Club of Warrenton; Senior Warden of the St. James Episcopal Church and as a Director of the Virginia Bankers Association. Mr. Shook’s experience with Middleburg Financial Corporation and his extensive understanding of the financial services industry provide the Board with an invaluable resource for assessing and managing risks and planning for corporate strategy.

James R. Treptow, 63, has been a director since 2007.

Mr. Treptow is Chairman and CEO of Magellan Resources Group, a Chantilly Virginia, based company engaged in the development, ownership and operation of alternative energy projects. Earlier in his career, Mr. Treptow co-founded CC Pace Capital. Mr. Treptow also served in senior leadership positions in three commercial real estate development companies. Mr. Treptow received a B.B.A. Degree in industrial management from the University of Texas. He has devoted his personal time and attention in serving on numerous civic and company boards. Mr. Treptow’s management skills and extensive experience with corporate strategy and commercial real estate provide invaluable insight and guidance to our Board’s oversight function.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Officers Who Are Not Directors

John Mason L. Antrim, 59, has served at President and Chief Executive Officer of Middleburg Investment Group since 2008 and has served as President and Chief Executive Officer of Middleburg Trust Company (formerly known as Tredegar Trust Company), a subsidiary of the Middleburg Investment Group, since 2001. From 1995 to 2001, Mr. Antrim served as Vice President, Trust Administration of Middleburg Trust Company.

Jeffrey H. Culver, 41, has served as Executive Vice President of the Company and Executive Vice President and Chief Operating Officer of the Bank since December 31, 2008. Mr. Culver has served as Corporate Secretary since November 2008. From May 2007 until December 2008, he served as Senior Vice President, Credit Administration and Strategic Planning. From 2003 to 2007, Mr. Culver was Senior Vice President, Credit Administration. Additionally, Mr. Culver serves as a Director of Southern Trust Mortgage, LLC.

Rajesh Mehra, 49, joined the company on November 2, 2009, as an Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Mehra was Executive Vice President and Chief Financial Officer for Fidelity Co-Operative Bank in Leominster, MA for a period of two years. He has also served as the President of Chelsea Advisory Services, LLC, a consulting firm specializing in banking and capital markets in McLean, VA. From 2005 – 2007 Mr. Mehra was the Senior Vice President and Chief Financial Officer for Urban Trust Bank in Bethesda, MD. Earlier in his career, Mr. Mehra worked at Fannie Mae and PricewaterhouseCoopers in Washington, DC, and Credit Suisse and JP Morgan in New York.

Arch A. Moore, III, 58, has served as Executive Vice President of the Company since 2008 and as Executive Vice President and Senior Loan Officer of the Bank since 2001. From 1995 to 2001, Mr. Moore was Senior Vice President and Senior Loan Officer of the Bank.

Robert S. Miller, 53, has served as Senior Vice President Retail Banking and Marketing since 2008. From 2006 to 2008, Mr. Miller was Senior Vice President of Marketing. From 2001 to 2006, Mr. Miller was Vice President, Marketing for NEW Customer Services Companies and from 1998 to 2001 he was Vice President, Marketing Communications for Teligent, Inc.

James H. Patterson, 69, has served as President of Middleburg Investment Advisors, Inc. (formerly known as Gilkison Patterson Investment Advisors, Inc.), a subsidiary of the Company, since 2001. From 1981 to 2001, Mr. Patterson was Executive Vice President of Gilkison Patterson Investment Advisors, Inc. and its predecessor, Kahn Brothers Investment Management Corporation. Mr. Patterson is also a Director of Middleburg Investment Group and its subsidiaries, Middleburg Trust Company and Middleburg Investment Advisors. Additionally, Mr. Patterson holds the Chartered Financial Analyst (CFA) designation.

Suzanne K. Withers, 59, has served as Senior Vice President, Human Resources and Organizational Development, of the Company since 2004. From 2002 to 2004, Ms. Withers was a human resource independent contractor. From 1998 to 2001, she was employed with ALCATEL (formerly Newbridge Networks, Inc.) in Chantilly, Virginia, as the Vice President, Human Resources Management.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of February 26, 2010, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in his or herself at once or at some future time.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)(2)

Howard M. Armfield	48,745	*
Henry F. Atherton, III	1,400	*
Joseph L. Boling (3)	74,385	1.08%
Childs F. Burden	22,720	*
J. Bradley Davis	7,660	*
Alexander G. Green	5,035	*
Gary D. LeClair	3,210	*
John C. Lee, IV	356	*
Rajesh Mehra	1,250	*
Keith W. Meurlin	1,220	*
Arch A. Moore, III (4)	68,168	*
Janet A. Neuharth	2,000	*
James H. Patterson	64,554	*
John M. Rust	11,296	*
Gary R. Shook	4,110	*
James R. Treptow	3,186	*

Current directors and executive officers as a group (21 persons)	353,771	5.12%

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
1.	Amounts reflect shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 26, 2010 and shares to which the named person has or shares voting and/or investment power.
2.	Based on 6,917,738 shares outstanding as of February 26, 2010
3.	Excludes Mr. Boling’s 20,150 shares that expired on December 23, 2009.
4.	Excludes Mr. Moore’s 8,150 shares that expired on December 23, 2009.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of March 1, 2010, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than 5% of the outstanding shares of Common Stock.

Name and Address	Amount and Nature Of Beneficial Ownership	Percent of Class (1)

David L. Sokol (2) 1111 South 103 Street, First Floor Omaha, Nebraska 68124	1,375,792	19.89%

Wellington Management Co., LLP (3) 75 State Street Boston, MA 02109	370,100	5.35%

(1)	Based on 6,917,738 shares outstanding as of March 1, 2010
(2)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 25, 2010, David L. Sokol reported that, through certain investment accounts, he has sole voting and dispositive power over 1,375,792 shares of our common stock.
(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, Wellington Management Company, LLP reported that, in its capacity as investment advisor, it has shared voting and dispositive power over 370,100 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that, during the 2009, all directors, executive officers and beneficial owners of more than 10% of the Company’s Common Stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a), except Howard M. Armfield, Childs F. Burden, J. Bradley Davis, Alexander G. Green, Keith W. Meurlin and Janet A. Neuharth each inadvertently filed a late report on Form 4 covering the acquisition of Common Stock during the Company’s public offering in July 2009.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following 11 individuals of its total 13 members are independent as defined by the listing standards of the NASDAQ Stock Market (“NASDAQ”): Ms. Neuharth and Messrs. Armfield, Atherton, Burden, Davis, Green, LeClair, Lee, Meurlin, Rust, and Treptow. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary bank conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

The Board of Directors considered the following relationships between the Company and certain of its directors to determine whether such director was independent under NASDAQ’s listing standards:

•

The Bank purchases insurance policies from Armfield, Harrison & Thomas, Inc., an insurance agency of which Mr. Green is President and a part owner. Armfield, Harrison & Thomas, Inc. acts only as agent in the transactions. The fees paid by the Bank in 2009 to Armfield, Harrison & Thomas, Inc., were $158,607.00.

•

The Bank procures maintenance services from Lee Technologies, a company that Mr. Lee founded and is Chairman and Chief Executive Officer. The fees paid by the Bank to Lee Technologies during 2009 totaled $5,520.65.

•

The Bank procures human resources advisory services from LeClair Ryan, a legal firm in Richmond, Virginia. Gary LeClair is one of the founders and Chairman of this law firm. The fees paid by the Bank in 2009 to LeClair Ryan were $16,233.23.

Leadership Structure

Our Company is led by Joseph L. Boling, who has served as Chief Executive Officer and Chairman of the Board of Directors since 1997. Our Board of Directors is comprised of Mr. Boling, Mr. Gary R. Shook and 11 independent directors. Our corporate governance guidelines require the election, by the independent directors, of an independent lead director to serve during any period when there is no independent Chairman of the Board. The Board has 5 standing committees—Audit, Compensation, Investment, Nominating, and Governance. Each of the Board committees is comprised solely of independent directors, with each of the committees having a separate chair. In accordance with NASDAQ requirements, our Audit Committee is responsible for overseeing risk management, and our full board receives a report from our Vice President of Risk Management, at least quarterly. Our corporate governance guidelines provide that our non-management directors will meet in executive session at no less than once each year and that our independent Lead Director will preside at these sessions.

Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that this leadership structure is effective for the company. We believe that having a combined Chairman and Chief Executive Officer, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our company. We have a single leader for our company and oversight of company operations by experienced independent directors who have appointed a Lead Director and committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and the dialogue between the full board and David Stalnaker, Vice President of Risk Management.

To ensure effective independent oversight, the Board of Directors has appointed Howard M. Armfield as Lead Independent Director to chair meetings of the Company’s independent directors. The responsibilities of the Lead Director shall include: (i) presiding at all meetings of the Board at which the Chairman and/ or President are not present, specifically including executive sessions of the independent Directors; (ii) serving as liaison between the Chairman of the Board and the independent Directors; (iii) consulting with the Chairman of the Board and President on information sent to the Board; (iv) reviewing and providing input to the Chairman of the Board on meeting agendas for the Board; (v) consulting with the Chairman of the Board on meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent Directors; and (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

Risk Oversight

Under Middleburg Financial Corporation’s Corporate Governance Guidelines, the Board is charged with providing oversight of Middleburg Financial Corporation’s risk management processes. The Audit Committee is primarily responsible for overseeing the risk management function at Middleburg Financial Corporation on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with Middleburg Financial Corporation’s Risk Management Officer and other members of Middleburg Financial Corporation’s enterprise risk management team. The Audit Committee meets regularly with the Risk Management Officer and other members of management and receives an overview of findings from various risk management initiatives including internal audits, Sarbanes Oxley and compliance reports. The Audit Committee also receives updates between meetings from the Risk Management Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management relating to risk oversight matters. The Audit Committee provides minutes of all meetings, including actions taken, to the full Board on a quarterly basis.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of Middleburg Financial Corporation’s senior executive officer compensation plans, employee incentive compensation plans and the risks associated with these plans, see “Compensation Policy and Practices Review” on page 16 of this Proxy Statement.

Code of Ethics

The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to all of the Company’s executive officers including the Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Company’s Code of Ethics may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

Board and Committee Meeting Attendance

There were 13 meetings of the Board of Directors in 2009. Each incumbent director except John Lee attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2009.

Independent Directors Meeting

The Company’s Independent Directors meet periodically outside of regularly scheduled Board meetings. The Company held 2 meetings of the independent directors in 2009. Howard M. Armfield, as Lead Independent Director, oversaw these meetings.

Committees of the Board

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. During 2009, the Company outsourced the majority of its internal audit function to an independent public accounting firm that specializes in financial institutions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company’s Risk Management Officer and the independent auditor engaged for the purpose of preparing and issuing an audit report and performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. In addition, the Audit Committee is primarily responsible for overseeing the Company’s risk management. Requests for a copy of the Company’s Audit Committee Charter may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

The members of the Audit Committee are Ms. Neuharth and Messrs. Armfield, Atherton, Davis and LeClair, all of whom the Board in its business judgment has determined are independent as defined by NASDAQ listing standards and SEC regulations. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Armfield qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met four times in 2009. For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” on page 39 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the Chief Executive Officer’s performance and compensation, and also reviews and sets guidelines for compensation of the other executive officers. In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman and Chief Executive Officer for the compensation of the President and CFO as well as recommendations made jointly by the Chairman and CEO and the President for the compensation of other senior executive officers and thereby establishes the compensation of the Company’s executive officers. The Compensation Committee may annually approve, with assistance from an independent consultant, the issuance of stock grants and other compensation related matters.

The members of the Compensation Committee are Messrs. Armfield, Burden, Green and Lee. The Board of Directors in its business judgment has determined that all members are independent as defined by the NASDAQ listing standards. The Compensation Committee met six times in 2009. For additional information regarding the Compensation Committee, see “Executive Compensation” on page 14 of this Proxy Statement. Requests for a copy of the Company’s Compensation Committee Charter may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

Governance Committee

The Governance Committee consists of Messrs. Armfield, Boling, Burden, Green, Lee and Treptow. The Governance Committee is called, as necessary, to consider any matters that arise between regularly scheduled Board of Directors’ meetings that require a quorum of the Board members, but when the Company’s full Board of Directors is unable to meet. The Governance Committee met three times in 2009.

Investment Committee

The Investment Committee consists of Messrs. Boling, Burden, Meurlin, Shook and Treptow. The Investment Committee meets with management to review the Company’s investment strategy. The Investment Committee met four times in 2009.

Nominating Committee

The Nominating Committee consists of Ms. Neuharth and Messrs. Armfield, Atherton, Green, Lee and Meurlin. The Board of Directors in its business judgment has determined that all members are independent as defined by NASDAQ’s listing standards. The Nominating Committee nominates the individuals proposed for election as directors in accordance with the Company’s Articles of Incorporation and Bylaws. The Nominating Committee does not have a charter. The Nominating Committee met one time in 2009.

In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating Committee considers candidates for Board membership suggested by Board members and by management and the Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors and;

•	The prospective nominee’s involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2011 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2011 Annual Meeting of Shareholders” on page 41 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.

Under the current process for selecting new Board candidates, the Chairman and Chief Executive Officer, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors attended the 2009 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

As compensation for his or her service to the Company, each member of the Board of Directors receives a fee of $600 for each meeting of the Board, $400 for each loan committee meeting and $350 for other board committee meetings attended.

The following table shows the compensation earned by each of the nonemployee directors during 2009:

Name	Fees Earned or Paid in Cash	Total
	($)	($)
Howard M. Armfield	13,900	13,900

Henry F. Atherton, III	18,350	18,350

Childs F. Burden	22,250	22,250

J. Bradley Davis	14,700	14,700

Alexander G. Green, III	10,250	10,250

Gary D. LeClair	10,400	10,400

John C. Lee, IV	5,600	5,600

Keith W. Meurlin	10,250	10,250

Janet A. Neuharth	18,650	18,650

James R. Treptow	8,700	8,700

John M Rust	2,400	2,400

Compensation Policy and Practices Review

The SEC has implemented a new disclosure rule for that requires the Company to review its compensation policies and practices to identify any risks arising from these policies or practices that are “reasonably likely to have a material adverse affect” on the Company. This review covers both senior executive officers as well as all employees. While disclosure is not required if we determine that risks are not reasonably likely to have a material adverse effect, we believe it is in the best interest of effective communication to our shareholders to explain how we conducted our review and what we found.

The Compensation Committee conducted a review of its compensation policies and practices as an integral part of this compensation risk assessment for compliance with TARP guidelines. The Committee utilized the assistance of its independent compensation advisor for this review. As discussed in the Compensation Committee Report, we reviewed each plan’s stated objective and purpose, categories of participants, the manner in which accountability is assigned for the administration of each plan, performance measures used and the process for determining and verifying results, and the range of potential payouts. In addition, our advisor reviewed the competitiveness and mix of compensation elements comprising our total executive compensation package.

As a result of our review, we find that the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk-taking and do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and this Proxy Statement.

During 2009, the Company participated in the Troubled Asset Relief Program (“TARP”) established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”) as a result of its sale of preferred stock to the Treasury. The Company received approval from the Treasury and repaid all TARP funds received from the Treasury before the end of the year.

As required by the TARP and by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Compensation Committee undertook an initial and end-of-year review of compensation programs in coordination with the Company’s Risk Management Officer and outside compensation consultant. This process included a review of the overall competitiveness of compensation and mix of compensation elements used in our overall executive compensation program, our Management Incentive and Equity Incentive Plan, as well as all incentive compensation plans provided to non-executive officers. Our year-end review also included a comprehensive assessment of the purpose, participation levels, plan administration and oversight, measurement of performance, and range of potential awards for each individual plan.

The purpose of the risk assessment review was to identify any features of the incentive compensation plans that could encourage the company’s executive officers to take unnecessary and excessive risks.

The risk assessment included a review of the general competitiveness of executive compensation and the mix between salary, annual incentives, and long-term incentives; the incentive compensation performance measures; the relationship between performance measures and the corresponding incentive payouts; and the use of equity in incentive awards.

The risk assessment found that the level of competitiveness of individual executive compensation elements and the target mix of elements comprising total direct compensation provide an appropriate pay-for-performance environment in which reasonable compensation can be earned without taking unnecessary and excessive risks.

Short term incentive plans and long term incentive plans were found to contribute to a pay-for-performance environment with appropriate risk taking and the plans do not encourage excessive risk or manipulation of earnings to enhance payouts under the plans.

The compensation plans were found to be well-designed and carefully administered with respect to the review standards established by TARP and ARRA regulations. Performance measurements and risks were found to be aligned with company strategy and objectives so as not to incent unnecessary and excessive risk taking, manipulation of earnings, or emphasis on short term results at the expense of long term performance.

On December 10, 2009, the independent compensation consultant and Risk Management Officer discussed with the Committee the short-term and long-term risks that could threaten the value of the company and the features of the compensation arrangements in light of those risks and delivered reports to the committee on the review of the compensation structure for senior executive officers.

The reports concluded that the design of the incentive compensation structure does not encourage unnecessary or excessive risk taking. The reports further concluded that the structure provides incentive for those executives to appropriately balance risk and reward.

The Compensation Committee certifies that it has reviewed with our Risk Management Officer the TARP senior executive officers’ incentive compensation arrangements for 2009 and made reasonable efforts to ensure that such arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our company. In addition, the Compensation Committee has worked with our Risk Management Officer and outside compensation consultant to review the bonus and incentive plans of all Company employees. The Compensation Committee has also made reasonable efforts to limit any unnecessary risks these plans pose to the Company and to ensure that these plans do not encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of our employees, or place undue emphasis on short term results at the expense of long term results that build durable shareholder value.

Compensation Committee

Childs F. Burden, Chairman

Howard M. Armfield

John C. Lee, IV

Alexander G. Green III

December 10, 2009

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

The Compensation Committee of the Board of Directors, which is composed of four non-employee directors of the Company, is responsible for the development, oversight and implementation of the Company’s compensation program for executive officers, including the executive officers named in the Summary Compensation Table. The Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

The Company’s executive compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of the Company’s executive officers with those of its shareholders.

During the fourth quarter of 2008, the Committee engaged a consultant from the Consulting Services Division of Silverton Bank to act as an independent advisor to the Committee. This advisor provided ongoing assistance to the Committee throughout 2009, including the period of his transition to Matthews, Young - Management Consulting. The consultant assisted the Committee in reviewing compensation strategy, selecting and reviewing compensation and performance data for a peer group of comparable, community financial institutions, conducting assessments of compensation policy, plans, and practices to address TARP and SEC reporting requirements, assisting with long term incentive grant determinations, and advising on updating the Management Incentive Plan for 2010. In the capacity as advisor to the Compensation Committee, the consultant worked directly for the Committee and periodically met with Committee members without the presence of the Company management.

In carrying out its responsibilities and objectives, the Compensation Committee annually reviews the Chief Executive Officer’s performance and compensation. The Committee also reviews recommendations made by the Chairman and Chief Executive Officer and the President for the compensation of executive officers, other than themselves, and thereby establishes the compensation of these executive officers. The Chairman and Chief Executive Officer, the President and the members of the Compensation Committee are provided peer group compensation data for consideration and review in determining executive compensation levels. Additionally, the Committee may confer independently with its consultant prior to accepting management recommendations.

In 2009, the Compensation Committee established executive base salaries and determined annual cash bonuses and long-term incentives.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the caption “Corporate Governance and the Board of Directors – Committees of the Board – Compensation Committee.”

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage us in a manner to promote our growth and profitability and advance the interests of our shareholders. Additional objectives of our executive compensation program are the following:

•	Support our business strategy and business plan with clearly communicated expectations for executive officers related to our common goals.

•	Align executive pay with shareholders’ interests.

•	Recognize individual initiative and achievements.

Executive Compensation Philosophy

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock-based awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. As discussed with our consultant, the targeted mix of cash and equity-based pay for executives will be generally weighted 65% for base salary, 20% for annual incentives and 15% for long term equity-based incentives. The Compensation Committee believed this compensation mix to be both appropriate to meet the Company’s executive compensation philosophy and competitive from a peer group standpoint.

We expect a reasonable and competitive portion of an executive officer’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year that support the Company’s long term success and creation of shareholder value. Performance measures also include the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable. In coordination with our annual cash incentive plan, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value.

We differentiate compensation among executive officers based on the philosophy that total compensation should increase with an executive officer’s position and responsibility and that a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase. Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where our executive officers have the greatest influence on our strategic performance over time.

We currently have no executive stock ownership guidelines, but presentations from consultants followed by discussions did occur during 2009 with directions for further review. In addition, we implemented an incentive clawback policy in compliance with TARP which, required that senior executive officers and the next 20 highest paid employees repay incentive payments and awards based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Basis for Executive Pay Levels

The Compensation Committee generally meets quarterly to review our executive compensation program and its elements. At meetings, it also reviews peer group data provided by our executive compensation consultant.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, including benefits, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	Our financial and operating performance, measured by attainment of specific strategic objectives and operating results.

•

The Chairman and Chief Executive Officer’s and the President’s review of the duties, responsibilities and performance of each executive officer. These include the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable.

•	Historical cash and equity compensation levels.

•	Comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultant. The peer group used for comparison purposes focuses principally on public companies in the banking industry that are similar to us in size and complexity or companies with similar market capitalizations and other characteristics.

In 2009, the Compensation Committee worked with its independent consultant to identify a peer group against which to compare the Company. The selection of peer organizations focused on SEC reporting community banking institutions of comparable size and located in surrounding states. Additionally, the independent consultant compiled salary data from proxy statements from commercial banks and from market survey data. The Compensation Committee used both sources of information when considering 2009 levels of base salary for executive officers.

Members of our peer group include:

Access National Corp - Reston, VA	First South Bancorp – Washington, NC
Alliance Bankshares Corp – Chantilly, VA	FNB United Corp – Asheboro, NC
American National Bankshares, – Danville, VA	Four Oaks Fincorp – Four Oaks, NC
Bank of Granite Corp – Granite Falls, VA	Highlands Bankshares – Abingdon, VA
BNC Bancorp – Thomasville, NC	Monarch Financial Holdings – Chesapeake, VA
C&F Financial Corp – West Point, VA	New Century Bancorp – Dunn, NC
Capital Bank Corp – Raleigh, NC	Old Point Financial Corp – Hampton, VA
Cardinal Financial Corp – McLean, VA	Peoples Bancorp of North Carolina – Newton, NC
Commonwealth Bankshares – Norfolk, VA	Porter Bancorp – Louisville, KY
Crescent Financial Corp – Cary, NC	SY Bancorp – Louisville, KY
Eagle Bancorp – Bethesda, MD	Shore Bancshares – Easton, MD
Eagle Financial Services – Berryville, VA	Southern Community Fin Corp – Winston-Salem, NC
Eastern Virginia Bankshares – Tappahannock, VA	Tri-County Financial Corp – Waldorf, MD
ECB Bancorp – Engelhard, NC	Union Bankshares Corp – Richmond, VA
Fauquier Bankshares – Warrenton, VA	Valley Financial Corp – Roanoke, VA
First Financial Service Corp – Elizabethtown, KY	Virginia Commerce Bancorp – Arlington, VA

Components of Executive Compensation

The elements of the 2009 executive compensation program included base annual salary, short-term incentive compensation under our Management Incentive Plan, and long-term incentives using stock-based awards under our 2006 Equity Compensation Plan.

We provide certain retirement benefits through supplemental executive retirement plans and our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below.

Specific information on the amounts and types of compensation earned by the named executive officers during 2009 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee establishes annual salary ranges for each executive officer position. In establishing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense. As described above, the Compensation Committee also reviews peer group data, prepared by an independent consulting firm, of commercial banks that are similarly situated to us in terms of size, economic conditions and other factors. Based upon the review of the peer group data provided and the Committee’s assessment of the CEO’s performance and track record, the Committee determines an appropriate salary level for the CEO. Based upon the review of peer group data and his performance assessments, the Chairman and Chief Executive Officer of the Company recommend a base salary for the President to the Compensation Committee for approval. Conferring with the Chairman and Chief Executive Officer, the President recommends base salaries for other executives to the Compensation Committee for review.

In reviewing compensation recommendations for 2009, the Compensation Committee considered our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee. The Chairman and CEO and the President recommended to the Compensation Committee increases in base salaries after considering the executives’ performance and the peer group salary and compensation data. No particular weight was given to any particular aspects of the performance of the executive officers. Based upon the information conveyed to them, the Committee concluded that the performance of executive officers was commendable.

Mr. Boling, Mr. Moore and Mr. Shook are compensated pursuant to employment agreements, which are described under “Annual Compensation of Executive Officers” below. They are eligible for base salary increases and bonuses as the Compensation Committee may determine.

In making this determination for the Chairman and Chief Executive Officer for 2009, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing the Bank’s long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Compensation Committee. As with executive officers generally, the Compensation Committee also considered a salary range evaluation of an independent consulting firm. However, Mr. Boling was awarded a smaller salary increase than other executives at his request.

The annual base salaries for our named executive officers for 2009 and the percentage change from 2008 are as follows:

Name and Position	2009 Annual Salary	Percent Change From 2008

Joseph L. Boling Chairman of the Board and Chief Executive Officer	$363,121	2%

Rajesh Mehra Executive Vice President and Chief Financial Officer	$190,000	N/A

Arch A. Moore, III Executive Vice President and Chief Lending Officer	$206,142	2%

James H. Patterson President, Middleburg Investment Advisors, Inc.	$398,833	2%

Gary R. Shook President	$240,000	9%

Rodney J. White Vice President, Chief Accounting Officer	$115,000	11%

Annual Bonus Incentives

In 2009, the Compensation Committee approved performance metrics under our Management Incentive Plan (MIP), which targeted levels of executive cash bonuses at 20% of base salary at December 31, 2009. Management Incentive Plan participants include the President, Chief Financial Officer, Chief Lending Officer, SVP Human Resources, Chief Operating Officer SVP, Retail Sales and Marketing, SVP Piedmont Region & CE and the President of Middleburg Investment Group. The Chairman, Chief Executive Officer, Chief Financial Officer of Middleburg Financial Corporation, (MFC) and the President of Middleburg Investment Advisors (MIA) did not participate in the MIP or any incentive plan in 2009.

Executive officers currently have the opportunity to earn an annual bonus up to a predetermined percentage of total compensation based on achievement of company operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the bonus awards are designed to align the interests of executive management into a common objective. The Compensation Committee designed the Management Incentive Plan in first quarter 2009 and officially adopted the 2009 performance metrics under them in May 2009.

The 2009 Management Incentive Plan was designed to provide incentive bonuses that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to reward executive officers for superior achievement and to be competitive compared with bonuses paid by the peer group established by the Compensation Committee. As a result, in considering the target performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level in relation to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. This review resulted in the Compensation Committee’s determination that 2009 incentive bonus opportunities for the named executive officers should be targeted at approximately 20% of total compensation, determined by utilizing peer group comparator proxies as well as national and industry based surveys and that falls within a range between the 50th and 75th percentile of the peer group.

The Compensation Committee approved the plan performance objectives recommended by executive management and the award formula or matrix by which all awards under the 2009 Management Incentive Plan were calculated. The Compensation Committee, the Chief Executive Officer and the President assigned to each executive participant an incentive award target calculated as a percentage of total compensation based on our peer group which would be awarded if the Company and the participant achieve targeted performance goals. The incentive award targets were also considered in conjunction with all other components of executive compensation, as the Compensation Committee sought to tie a larger portion of the executives’ compensation to both corporate and individual performance. Awards are increased when performance exceeds these goals, and awards are decreased when performance falls below these goals. All incentive awards under the 2009 Management Incentive Plan are at the discretion of the Compensation Committee. See Schedule A of the Management Incentive Plan inserted below illustrating the Weighting of Award Percentages Tied to Performance Measures.

Schedule A: Award Percentages and Performance Measure Weightings

	Incentive Award Target	MFC Net Income To Plan	+	MFC ROAE To Plan	+	MFC Efficiency Ratio To Plan	+	Overall Total Client Action Team Goals	Overall Avg Employee Sat Survey		Individual Measures
President	20%	20%	+	20%	+	20%	+	20%	20%	+	n/a
EVP, CFO	20%	20%	+	20%	+	20%	+	15%	15%	+	10%
EVP, CLO	20%	20%	+	20%	+	20%	+	15%	15%	+	10%
VP, CAO	10%	16.7%	+	n/a	+	n/a	+	33.3%	n/a	+	50%

The financial and operating targets approved by the Compensation Committee for the 2009 Management Incentive Plan were net income, return on average equity (ROAE), efficiency ratio (ER), overall total Client Action Team (CAT) net production and deposit goals, overall average of the Employee Satisfaction Survey score and individual operating goals for each executive. An additional objective for all is Asset Quality. It is defined as non-performing assets as a percent of total assets. Non-performing assets are calculated by adding the Other Real Estate Owned (OREO), plus non-accruals plus loans in excess of 90 days past due. This overall objective can either increase, keep intact or decrease the total amount of the incentive award achieved in Schedule A, B and C. Asset Quality, Schedule D is structured such that incentive earnings from other objectives are reduced if Non-Performing Assets (NPA’s) are greater than the pre-set level or range. Increases to loan loss reserve reduce earnings on Net Income and ROAE objectives though the asset quality objective has the potential to further reduce incentives and thus reinforce the importance to the Company. For 2009, the Committee approved the following target performance levels: net income of $4,611,000, ROAE of 4.57%, efficiency ratio of 73.78%. The overall Client Action Team net loan production growth goal and deposit growth goal were targeted at $41,510,000 and $48,000,000, respectively; and the overall employee satisfaction survey score was targeted at 83%. For 2009, the Company’s financial performance produced a net income of $3,521,989, ROE of 3.21%, and efficiency ratio of 82.3%. 2009 Client

Action Team net loan production growth was $14,554,747 and actual deposits were $100,821,041 while the overall employee satisfaction score was 70%. With the exception of actual deposit growth and the individual goals, actual results on financial and operating objectives were below the established performance ranges for 2009. The Chairman and CEO and President recommended to the Compensation Committee that the Executives receive payout for exceeding deposit growth and achieving individual measures for 2009. The Compensation Committee concurred with that recommendation and awarded incentive payouts to Gary R. Shook in the amount of $10,200 and Arch A. Moore, III in the amount of $10,080 respectively.

The table below illustrates the payout scale for the 2009 MIP.

Award Leverage Schedule B: Strategic Leadership Council

Percent of all Corporate Measures of Performance	Percent of all Corporate Incentive Awards

125%	150% (50% of base)

110%	115% (35%)

100%	100% (20%)

90%	50% (10%)

<90%	0% (0)

Note: Awards are capped at 150% of the executive’s Target Award;

This schedule applies to all executives officers excluding Rodney White

Award Leverage Schedule C: Operational Leadership Council:

Percent of all Corporate Measures of Performance	Percent of all Corporate Incentive Awards

120%	12%

110%	11%

100%	10%

90%	5%

0%	0%

Note: Awards are capped at 120% of target; applies only to Rodney White, CAO

Asset Quality Schedule D: Target/Goal

Under	Target	Over
<.5	.5 to 1.5	>1.5

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the 2009 Management Incentive Plan. The Compensation Committee considers but is not bound by the recommendations of the Chief Executive Officer and the President with respect to the payment or amounts of bonuses to Executive Officers. For 2009, the Compensation Committee awarded one individual bonus of $38,105 to the Chief Accounting Officer.

Long-Term Equity Incentives

The Compensation Committee may provide equity incentives to executive officers through long-term awards. These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The goal of the Compensation Committee in granting equity awards is to directly link an executive’s compensation opportunities with shareholder value creation.

The Compensation Committee currently employs multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards.

In 2006, we adopted the 2006 Equity Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units.

The Compensation Committee determined that the 2009 stock awards to executive officers will be in the form of non-qualified stock options. Mr. Boling did not receive a stock option award due to the restriction on the company as a result of it’s participation in TARP. The Compensation Committee chose to award stock options based on benchmark data obtained from our comparator group’s proxies and national and industry based surveys provided by our executive compensation consultant. The time-vested stock options will vest in increments of 25% after 12 months from the grant date of March 16, 2009; an additional 25% vest 24 months from grant date; and 50% vest 36 months from grant date. These options will terminate on March 16, 2019, and may not be exercised on or after the expiration date. The executive will have the right and option to purchase whole shares of Common Stock at the option price of $14.00 per share, being not less than fair market value per share of Common Stock on the date of grant.

Timing of Long-Term Incentive Awards

Our normal practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, usually during the first quarter. On March 16, 2009, the Company granted non-qualified stock options to 19 executives and officers of the Company. In prior years, we have granted time and performance-vested restricted shares to a smaller participant group. However for 2009, the Compensation Committee determined that a grant of options could act as a significant factor in motivating performance and retaining key talent based on the following factors:

•

To provide a strong link to shareholder interests for a broader range of the management team, we granted options to approximately twice as many recipients as traditionally received restricted stock grants.

•

Options were granted with an exercise price of $14 per share – more than 20% above the $11.47 closing price on the last trading day before the grant date. In using this above-market exercise price, participants must achieve more than a 20% increase in share price for our shareholders before these options can be exercised for a gain.

•	In addition to the requirement that share price increase significantly before there is value to exercise options, we utilized a graded vesting period of three years.

•	Finally, these options have a 10 year term which allows a recipient to hold on to options after the vesting period in anticipation of further appreciation in stock price.

•

In addition, we granted 5,000 stock options, with the same terms described above, to our new Chief Financial Officer as part of his recruitment package. Our Chairman and Chief Executive Officer did not participate in the 2009 stock option grant in compliance with TARP regulations.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock, and therefore impact the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The stock options awarded by the Compensation Committee is designed to create incentives for the creation of long-term shareholder value and contains delayed vesting provisions that prevent recipients of stock options from taking advantage of short-term fluctuations in the market price of our common stock.

Retirement, Deferred Compensation, Pension Plans and Life Insurance

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than that targeted for all other employees. Consequently, as a matter of “pension equity”, the Company has adopted several non-qualified deferred compensation plans. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above. These plans are described below.

Pension Plan

We have a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended. The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint and survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

Compensation under the plan is limited to $245,000 in 2009 by the Internal Revenue Code of 1986, as amended. Additional information on the plan is set forth under “Pension Benefits” below.

The noncontributory pension plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

On September 30, 2009 the Board of Directors approved freezing the Defined Benefit Plan due to high cost and risk associated with market returns and volatility. At some future point in time, the Plan will be terminated.

Money Purchase Pension Plan (MPPP)

The Middleburg Financial Corporation Defined Benefit Pension Plan will be replaced by a Money Purchase Pension Plan that will be effective on January 1, 2010. Employees who have attained age 21 and completed one year of service will be eligible to participate in the Plan as of the first day of the month following the completion of such eligibility provisions. Employees will earn a year of service if they complete 1,000 hours of service in a plan year. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan will count toward a participant’s initial eligibility to participate in the Plan.

A participant will receive an allocation of an employer contribution equal to 6.5% of total compensation (up to the statutory maximum) plus an additional contribution of 2.75% of compensation in excess of the Social Security taxable wage base (up to the statutory maximum). To receive an allocation, the participant must complete 1,000 hours of service in the plan year and be employed on the last day of the plan year, or die, retire, or become disabled during the plan year.

A participant will become vested in his employer contributions according to a schedule which allows for graduated vesting and full vesting after five years of service. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan will count toward a participant’s vested percentage.

Assets will be held in a pooled investment account and will be managed by Middleburg Trust Company. Distributions will be made upon termination of employment, death or disability. The automatic form of benefit is a joint and 50% survivor annuity for married participants and single life annuity for single participants. Participants may elect, with spousal consent, payment in a lump sum. Annuity payments will be provided through an annuity contract purchased from a life insurance company.

The Plan will be administered by the Benefits Committee. The Plan may be amended from time to time by the Board or its delegate. The Plan may be terminated by the Board at any time for any reason.

401(k) Savings Plan

We have a 401(k) Savings Plan available to all eligible employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by us equal to 50% of the first six percent of salary reduction contributions made by the employee. The plan also provides for discretionary profit sharing contributions to be made by us and allocated to participant accounts in proportion to the participant’s compensation.

The 401(k) savings plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

Supplemental Executive Retirement Plans

We adopted Supplemental Executive Retirement Plans (SERPs) for Joseph L. Boling and Arch A. Moore, III, effective in July 2004 and in 2007 for Gary R. Shook. Mr. Boling has a defined benefit SERP. His retirement benefit equals a percentage of final pay, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security. The replacement percentage grows (vests) over a multi-year period.

Mr. Shook and Mr. Moore each have a defined contribution SERP. Each year, we credit to the accounts under such SERP an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $110,000 (as adjusted under the Internal Revenue Code). Benefits will ultimately be a function of amounts credited to the accounts.

Both the defined benefit and defined contribution SERPs are unfunded for tax purposes; the participants are general unsecured creditors of the Bank in the amount of their promised benefits. For the fiscal years ended 2009 and 2008, our expense associated with the SERPs was $29,482 and $158,125, respectively.

The Supplemental Executive Retirement Plans were adopted to help provide for the post-retirement financial needs of our executives.

Deferred Compensation Plan

A deferred compensation plan was adopted for Joseph L. Boling. Benefits are paid in monthly installments for 15 years following retirement or death. This plan was funded with Mr. Boling’s elective deferrals of his compensation. The plan is unfunded and Mr. Boling is a general unsecured creditor at the Bank in the amount of any unpaid benefits. Life insurance has been acquired on the life of Mr. Boling in an amount sufficient to discharge the obligation.

Mr. Boling’s deferred compensation plan was adopted to help provide for his post-retirement financial needs. Benefits began being paid from this Plan on November 30, 2009.

Split Dollar Life Insurance Plans

Mr. Boling, Mr. Moore, Mr. Shook and Mr. Patterson participate in a Split Dollar Life Insurance Plan. In the event Mr. Boling, Mr. Shook, or Mr. Moore were to die while employed by the Company, their named beneficiary will receive a death benefit of three-times annual compensation. In the event Mr. Patterson dies while employed by the Company, his named beneficiary will receive a death benefit of $200,000. Death benefit obligations under the Plan are supported by life insurance policies insuring the participants and owned by the Company. No benefit is paid under the Plan for a death that occurs after termination of service from the Company.

The Split Dollar Life Insurance Plans were adopted to assist both the Company and the beneficiaries of the executives with any known and unknown financial obligations in the event of the executives’ death during employment with the Company.

Severance Payments

We have severance arrangements with the Chairman and Chief Executive Officer, President and also the Chief Lending Officer as stated in their employment agreements.

The Compensation Committee believes that the components, the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders. For more information see “Payment upon Termination or Change in Control” on page 36.

As discussed below, these severance agreements were limited by the statutes and regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations applied so long as the Treasury’s investment in our preferred stock remained outstanding. As result of our redemption of our TARP preferred stock in December 2009 these limitations no longer apply to us.

Executive Compensation Restrictions Related to the Company’s Participation in TARP

In January 2009, we elected to participate in TARP and issued $22 million of our preferred stock to the U.S. Treasury. As a result of our participation in TARP, we became subject to the executive compensation and corporate governance requirements of Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”). In December 2009, however, we redeemed the entire $22 million in preferred stock and, as a result, are no longer subject to these requirements.

During the portion of 2009 in which we were a TARP participant, we were required to comply with the EESA limitations on executive compensation, including the following:

•

Any bonus payment made to Joseph L. Boling, Arch A. Moore III, James H. Patterson, Gary R. Shook, Rodney J. White (the “SEOs”) and our next twenty most highly compensated employees was subject to a “clawback” if such bonus payment was based on materially inaccurate financial statements or other performance criteria.

•	We were prohibited from paying any severance payments to our SEOs and our next five most highly compensated employees.

•

We were prohibited from paying or accruing any bonus payment to Joseph L. Boling, our most highly compensated employee, except for (i) an award of long-term restricted stock with a value not exceeding one-third of his annual compensation and (ii) a payment contractually required to be paid and to which he had a legally binding right as of February 11, 2009.

Annual Compensation of Executive Officers

In the following tables and discussion, we summarize the compensation earned during 2009 by the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer; our three next most highly compensated executive officers with over $100,000 in total compensation for services rendered in all capacities during 2009, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Options Awards	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Joseph L. Boling Chairman of the Board and Chief Executive Officer	2009	363,121	—	—	—	47,878	39,019	450,018
	2008	356,002	81,941			251,664	30,459	720,066
	2007	345,633	12,952		14,400	323,397	35,615	731,997

Rajesh Mehra Executive Vice President and Chief Financial Officer (5)	2009	190,000	—	8,900	—	—	40,000	238,900

Arch A. Moore, III Executive Vice President and Chief Lending Officer	2009	206,142	—	10,311	10,080	31,973	21,146	269,572
	2008	202,100	49,233		—	45,597	21,850	318,780
	2007	195,616	7,332		9,800	33,417	26,760	272,925

James H. Patterson President, Middleburg Investment Advisors, Inc.	2009	398,832	—	—	—	32,635	3,482	434,949
	2008	391,013	58,652		—	29,442	1,490	480,597
	2007	375,000	14,050			35,074	500	424,624

Gary R. Shook President	2009	240,000	—	18,172	10,200	15,142	40,818	314,132
	2008	220,000	48,849		—	19,492	60,980	349,321
	2007	203,849	6,815		29,400	10,730	26,086	276,880

Rodney J. White (6) Chief Accounting Officer	2009	115,000	—	4,211	38,105	4,709	4,065	165,685
	2008	103,500	—		2,700	5,426	3,102	114,728
	2007	90,000			6,438	3,953	2,763	103,154

(1)	These amounts reflect the grant date fair values computed in accordance with FASB ASC topic 718 for equity awards granted in 2009, 2008 and 2007. For information on the model and assumptions used to calculate the compensation cost, see Note 8 to the audited consolidated financial statements in our 2009 10-K. See the Grants of Plan-Based Awards Table on page 26 for the grant date fair value of each stock grant awarded in 2009. During 2009, 5555 shares awarded under the 2006 Equity Compensation Plan had been forfeited.
(2)	The amounts reflected are the awards under the 2009 Management Incentive Plan, as described in “Compensation Discussion and Analysis”.
(3)	The amount reflected for Mr. Boling includes his deferred compensation plan value of $11,830 and change in pension value of $36,048. The amount reflected for Mr. Moore includes $9,043 from his supplemental executive retirement plan. The amount reflected for Mr. Shook includes $12,158 from his supplemental executive retirement plan. Mr. Moore and Mr. Shook do not have a qualified deferred compensation plan.
(4)	Additional information regarding other compensation is provided in the “Components of All Other Compensation” table below.
(5)	Rajesh Mehra’s employment with the Company commenced on November 2, 2009.
(6)	Mr. White forfeited his stock awards when his employment terminated with the Company on November 2, 2009.

Components of Other Compensation

Name	Year	Automobile(1) ($)	Club Memberships(2) ($)	Company Contributions to 401(k) Plan(3) ($)	Company Contributions to Supplemental Executive Retirement Plan(4) ($)	Director Fees(5) ($)	Split Dollar Insurance(6) ($)	Other(7) ($)	Total ($)

Joseph L. Boling	2009	2,807	9,850	10,148	—	10,800	5,414	—	39,019

Rajesh Mehra	2009	—	—	—	—	—	—	40,000	40,000

Arch A. Moore, III	2009	—	4,590	6,159	9,043	—	1,354	—	21,146

James H. Patterson	2009	—	—	—	—	1,800	1,682	—	3,482

Gary R. Shook	2009	3,919	4,706	7,193	12,158	10,800	727	1,315	40,818

Rodney J. White	2009	—	—	4,065	—	—	—	—	4,065

(1)	Amounts disclosed in this column represent estimated cost of personal use of a Company-provided automobile.
(2)	Amounts disclosed in this column represent the cost of membership fees for social clubs.
(3)	Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan. The Company made matching contributions during the year.
(4)	Amounts disclosed in this column represent credits to the executive’s accounts under the SERP of an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $110,000 (as adjusted under the Internal Revenue Code).
(5)	Amounts disclosed in this column represent director fees paid to Mr. Boling and Mr. Shook for attendance at meetings of the boards of directors of the Company, Middleburg Trust Company and Middleburg Investment Group.
(6)	Amounts disclosed in this column represent the imputed income to the executive resulting from the split dollar insurance plans. The imputed income is equal to the plan benefit times the insurance carrier rate for the executive times the number of months covered during the year.
(7)	Amounts disclosed in this column represent the cost of other items include sign-on bonuses and trade memberships.

Supplemental Discussion of Compensation

All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section. Salary and bonus earnings comprise between 76% and 96% of total 2009 compensation for the above named executive officers.

We entered into an employment contract with Mr. Boling with an initial term that was from January 1, 1998, to December 31, 2002, and it provided for Mr. Boling’s service as Chairman and Chief Executive Officer of both the Company and the Bank. Mr. Boling’s employment contract was for five years at an initial base annual salary of $191,408. Beginning December 31, 2000, and every year thereafter until December 31, 2010, the contract automatically extends for an additional year. Mr. Boling is eligible for base salary increases and bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Boling’s employment may be terminated by us with or without cause. If he resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the greater of the remainder of his contract or 36 months. Additional information on these amounts is provided in “Payments upon Termination or Change in Control” below. Mr. Boling’s contract also contains a covenant not to compete if his employment terminates for any reason other than a change in control of us.

We entered into an employment contract with Gary R. Shook with an initial term from June 1, 2007 to May 31, 2008, and it provided for Mr. Shook’s service as President of both the Company and the Bank. Mr. Shook’s contract is for one year at the initial base salary of $210,000. Beginning May 31,

2008, and every year thereafter the contract automatically extends for an additional year. Mr. Shook is eligible for base salary increases and bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Shook’s employment may be terminated by us with or without cause. If he resigns for “good reason” or is terminated without “cause”, he would be entitled to salary and certain benefits for the greater of the remainder of his contract or 24 months for salary and 12 months for benefits. Additional information is provided in “Payments upon Termination or Change in Control” below. Mr. Shook’s contract also contains a non-compete covenant for 12 months if his employment terminates for any reason other than a change in control of us.

We entered into an initial employment agreement with Arch A. Moore, III, as Chief Lending Officer for both the Company and the Bank from July 1, 2008, to June 30, 2009. Mr. Moore’s contract is for one year at an initial base salary of $195,616. Beginning June 30, 2009, and every year thereafter the contract automatically extends for an additional year. Mr. Moore is eligible for bonuses and increase as recommended to the CEO by the President. Mr. Moore’s employment may be terminated by us with or without cause. If Mr. Moore resigns for “good reason” or is terminated “without cause”, he would be entitled to salary and certain benefits for the greater of the remainder of his contract or 12 months. See “Payments Upon Termination or Change in Control” for additional information. Mr. Moore’s contract also contains a non-compete provision for 12 months if his employment terminates for any reason other than a change in control of us.

We have also adopted a deferred compensation plan for Mr. Boling. Benefits are to be paid in monthly installments for 15 years after reaching age 65 or death. This plan was funded with Mr. Boling’s elective deferrals of his compensation. The deferred compensation expense for 2009, based on the present value of the retirement benefits was $24,818. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

The following table contains information concerning estimated future payouts under our non-equity incentive plan and stock awards granted to our named executive officers during 2009.

Grants of Plan-Based Awards for Fiscal Year 2009

					All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards($) (6)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
	Grant Date
Name		Threshold($)(3)	Target($)(4)	Maximum($)(5)
Joseph L. Boling (1)	N/A	—	—	—	—	—	—
Gary R. Shook	3/16/2009	—	—	—	10,209	14.00	18,172
	N/A	24,000	48,000	120,000
Arch A. Moore, III	3/16/2009	—	—	—	5,793	14.00	10,312
	N/A	20,614	41,228	103,071
Rajesh Mehra (1)	11/2/2009	—	—	—	5,000	14.00	8,900

Rodney J. White	3/16/2009	—	—	—	2,366	14.00	4,211
	N/A	5,750	11,500	13,800
James H. Patterson(1)	N/A	—	—	—	—	—	—

(1)	Mr. Boling, Chairman and Chief Executive Officer, Mr. Mehra, Chief Financial Officer and Mr. Patterson, President of MIA did not participate in the 2009 Management Incentive Plan. Mr. Boling did not receive any equity awards in 2009 due to TARP regulations prohibitions bonus payments to him
(2)	All estimated future payouts were set under the 2009 Management Incentive Plan, as described in “Compensation Discussion and Analysis” above.

(3)	The “threshold” amount represented 10% of the individual’s base salary 2009.
(4)	The “target” amount represented 20% of the individual’s base salary for 2009.
(5)	The “maximum” amount represented 50% of the individual’s base salary for 2009.
(6)	The amounts in this column reflect the fair market value of restricted stock awards and option awards on the date of grant determined in accordance with generally accepted accounting principles. We value restricted stock awards at the date of grant based on the number of shares subject to the grant multiplied by the closing price of our common stock on the date of grant. We determined the fair market value of option awards based on the Black-Sholes- Merton option pricing model.

Stock Options and Stock Awards

The following table provides information concerning unexercised options and unvested restricted stock unit awards held by the named executive officers of the Company as of December 31, 2009. Information regarding the amounts in the columns follows the table.

Outstanding Equity Awards at Fiscal Year-End 2009

		Option Awards (1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (3)
Joseph L. Boling	4/17/2002	25,000	—	22.75	4/16/2012
	4/18/2003	10,000	—	22.00	4/17/2013
	1/21/2004	3,000	—	39.40	1/20/2014
	3/15/2007	—	—	—	—	400	4,840	802	9,704
	6/11/2008	—	—	—	—	1,342	16,238	—
	12/31/2008	—	—	—	—	—		2.808	33,977

Gary R. Shook	3/15/2007	—	—	—	—	104	1,258	422	5,106
	6/11/2008	—	—	—	—	799	9,668	—
	12/31/2008	—	—	—	—	—		1,674	20,255
	3/16/2009	—	10,209	14.00	3/16/2019

Arch A. Moore, III	12/20/2000	5,200	—	10.63	12/19/2010
	4/17/2002	10,000	—	22.75	4/16/2012
	4/18/2003	8,000	—	22.00	4/17/2013
	1/21/2004	2,000	—	39.40	1/20/2014
	3/15/2007	—	—	—	—	226	2,735	454	5,493
	6/11/2008	—	—	—	—	807	9,765
	12/31/2008	—	—	—	—			1,690	20,449
	3/16/2009	—	5,793	14.00	3/16/2019

Rajesh Mehra	11/2/2009	—	5,000	14.00	11/2/2019

Rodney J. White (4)

James H. Patterson	1/21/2004	500	—	39.40	1/20/2014
	3/15/2007	—	—	—	—	434	5,251	870	10,527
	6/11/2008	—	—	—	—	960	11,616
	12/31/2008	—	—	—	—	—		2,010	24,321

(1)	Options were granted under our 1997 Stock Incentive Plan and our 2006 Equity Compensation Plan. The exercise price of each option equals the market price of our stock on the date of grant. Options under the 1997 plan vested over the three years following the date of grant. The options granted under the 2006 plan will vest on the grant anniversary date at the following percentages per year over a period of three years: 25%, 25%, and 50%.
(2)	These columns report the number and market value, respectively, of shares granted under the 2006 Equity Compensation Plan. Each grant has a composition of 50% of restricted stock units to each officer that is subject to performance vesting conditions and 50% that is subject to time vesting conditions. Those shares subject to time vesting conditions will vest on the grant anniversary date at the following percentages over a period of three years: 25%, 25%, and 50%.
(3)	Market value is calculated by multiplying the number of shares not vested at December 31, 2009 by the closing price of the Company’s stock on that date, $12.10.
(4)	Mr. White forfeited all outstand equity awards upon his employment termination effective November 2, 2009.

Option Exercises and Stock Vested

In the table below, we list information on the vesting of stock awards during the year ended December 31, 2009, for each of the named executive officers. There were no options exercised during 2009.

Option Exercises and Stock Vested

Fiscal Year 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)

Joseph L. Boling	648	9,234
Arch A. Moore, III	383	5,477
James H. Patterson	538	7,460
Gary R. Shook	479	6,570

(1)

The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting dates of March 15, 2009 ($11.47) and June 11, 2009 ($15.50).

Equity Compensation Plans

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)

Equity Compensation Plans Approved by Shareholders:
1997 Incentive Stock Option Plan	112,500	22.74	—
2006 Equity Compensation Plan	99,265	14.00	155,735

Equity Compensation Plans Not Approved by Shareholders (2)	—	—	—

Total	211,765	18.64	155,735

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits

The following table sets forth information as of December 31, 2009 with respect to the pension plans in which the named executive officers participate:

Pension Benefits

Fiscal Year 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (4)

Joseph L. Boling (1)	VBA Master Defined Benefit Plan	17	576,233
	Supplemental Executive Retirement Plan	5.5	1,090,725	(5)

Rajesh Mehra (2)	VBA Master Defined Benefit Plan

Arch A. Moore, III	VBA Master Defined Benefit Plan	15	261,569

James H. Patterson (3)	VBA Master Defined Benefit Plan	7	219,541

Gary R. Shook	VBA Master Defined Benefit Plan	5	58,014

Rodney J. White	VGA Master Defined Benefit Plan	8	20,477

(1)	Mr. Boling’s years of credited service related to his Supplemental Executive Retirement Plan are less than his years of actual service because the plan was adopted in July 2004.
(2)	Rajesh Mehra was hired after the Defined Benefit Plan was frozen, therefore he was not eligible.
(3)	Mr. Patterson’s years of credited service are less than his years of actual service because he and other employees of Middleburg Investment Advisors, Inc. did not participate in the VBA Master Defined Benefit Plan until December 2002.
(4)	Based on December 31, 2009 disclosure assumptions: 6.00% interest; RP2000 Mortality Table; assumed retirement age of 65.
(5)	Based on December 31, 2009 disclosure assumption of 5.41% interest; RP2000 Mortality Table; assumed retirement age of 65.

Supplemental Discussion of Pension Benefits

We maintain a noncontributory defined benefit pension plan for employees who are age 21 and have completed one year of eligible service. Benefits payable under the plan are based on years of credited service on or after October 1, 2000, average compensation over the highest consecutive three years, and the plan’s benefit formula (1% of average compensation times years of credited service plus 0.65% of average compensation in excess of the Social Security Wage Base times years of credited service up to a maximum of 35 years). For years of service prior to October 1, 2000, benefits are based on the accrued benefit as of September 30, 2000, under the plan’s prior benefit formula. For 2009 the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $195,000 and the maximum compensation covered by the plan was $245,000. Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits. On September 30, 2009 The Board agreed to freeze the Defined Benefit Plan due to the high cost and the uncertainty and risk associated with market returns and volatility.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during 2009:

Nonqualified Deferred Compensation

Fiscal Year 2009

Name	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions (2)	Aggregate Balance at Last Fiscal Year End ($)

Joseph L. Boling	—	24,818	21,805	262,561

Arch A. Moore, III	9,043	6,573	—	125,162

Gary R. Shook	12,158	1,707	—	42,324

(1)	The amounts reflected for both Mr. Moore and Mr. Shook were also were also included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Upon turning age 65, Mr. Boling began receiving monthly payments under his deferred compensation plan.

Supplemental Discussion of Deferred Compensation

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than targeted for all employees. Accordingly, we have adopted several non-qualified deferred compensation plans.

The Company provides a Supplemental Executive Retirement Plan (SERP) for Mr. Boling. The Plan provides Mr. Boling 55% of his final pay at age 65, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security. Mr. Boling’s benefit from his SERP is payable for a period of fifteen years certain, or life. Mr. Boling receives no benefits under the SERP in the event of a pre-retirement death. Mr. Boling’s SERP has no Change in Control provisions.

We also provide a Supplemental Executive Retirement Plan (SERP) for Mr. Shook and Mr. Moore. Under their plans, we credit their accounts under such SERP for an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $110,000 (as adjusted under the Internal Revenue Code).

In the event of termination of service, other than due to death, accumulated Company contributions plus earnings will be paid to the participant over a 10 year period. Mr. Shook and Mr. Moore receive no benefits under the Plan in the event of a pre-retirement death.

Payments Upon Termination or Change in Control

Joseph L. Boling is entitled to severance payments in connection with certain types of termination of employment under his employment agreement. Under the terms of his employment agreement, Mr. Boling is entitled to severance payments equal to his current compensation and benefits for the greater of the remaining term of his agreement or 36 months, if he is terminated without “Cause”, or if he resigns due to the Company’s failure to comply with any substantial term of the agreement.

In the event of a change of control of the Company, if Mr. Boling is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Boling may not terminate his agreement. However, in the event of a change in control, if Mr. Boling is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 36 months from the date of the change in control. At his option, Mr. Boling may elect to receive such compensation and benefits in either a lump sum or in monthly payments. Upon termination of his agreement for any reason, Mr. Boling covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company’s principal place of business for 12 months from and after the date the executive is no longer employed by the Company.

In the event of a change of control of the Company, if Mr. Moore is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Moore may not terminate his agreement. However, in the event of a change in control, if Mr. Moore is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him, or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 12 months from the date of the change in control. Mr. Moore is to receive such compensation and benefits in monthly payments. Upon termination of his agreement for any reason, Mr. Moore covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company’s headquarter location and five miles of any Bank branch operated by the Company for 12 months from and after the date the executive is no longer employed by the Company. Additionally, Mr. Moore covenants that for a period of 24 months after he is no longer employed with the Company, he will not directly or indirectly solicit or induce or attempt to solicit or induce any person currently employed by the Company to terminate his or her relationship with the Company.

In the event of a change of control of the Company, if Mr. Shook is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Shook may not terminate his agreement. However, in the event of a change in control, if Mr. Shook is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him, or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 24 months from the date of the change in control. Mr. Shook is to receive such compensation and benefits in monthly payments. Upon termination of his agreement for any reason, Mr. Shook covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company’s headquarter location and five miles of any Bank branch operated by the Company for 12 months from and after the date the executive is no longer employed by the Company. Additionally, Mr. Shook covenants that for a period of 24 months after he is no longer employed with the Company, he will not directly or indirectly solicit or induce or attempt to solicit or induce any person currently employed by the Company to terminate his or her relationship with the Company.

The following table summarizes the payments to be made to Mr. Boling, Mr. Moore and Mr. Shook under the circumstances described above, assuming the event of termination occurred as of December 31, 2009:

		Before Change in Control	After Change in Control

Name	Benefit	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason ($)
Joseph Boling	Post termination base salary	726,242	1,089,363
	Health care benefits continuation	23,082	34,623
	Club membership continuation	19,700	29,550
	Provided auto continuation	5,614	8,421
	Total	774,638	1,161,957

Arch Moore	Post termination base salary	206,142	206,142
	Health care benefits continuation	5,142	5,142
	Club membership continuation	4,590	4,590
	Total	215,874	215,874

Gary Shook	Post termination base salary	480,000	480,000
	Health care benefits continuation	26,124	26,124
	Club membership continuation	9,412	9,412
	Provided auto continuation	7,838	7,838
	Total	523,374	523,374

The Company has not entered into any other agreements or arrangements that provide for the payment of severance or similar benefits to Mr. Boling, Mr. Moore and Mr. Shook in connection with a termination of employment for any reason and whether or not it is in connection with a change in control.

The Company has not entered into any agreement or other arrangement that provides for the payment of severance or similar benefits in connection with a termination of employment for any reason, and whether or not it is in connection with a change in control, with any of the other named executive officers.

The severance and change in control payments disclosed above were limited by the statutes and regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations applied so long as the Treasury’s investment in our preferred stock remains outstanding. In December 2009, the TARP funds were paid back to the Treasury Department. For further discussion see “Executive Compensation Restrictions” related to the Company’s Participation in TARP.”

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $5,759,145 at December 31, 2009, or 5.9% of the Company’s equity capital at that date.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed the firm of Yount, Hyde & Barbour, P.C. as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010. Yount, Hyde & Barbour, P.C. has audited the financial statements of the Company and the Bank for over 30 years. Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2010. A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

AUDIT INFORMATION

Fees of Independent Public Accountants

Yount, Hyde & Barbour, P.C. audited our consolidated financial statements for the fiscal years ended December 31, 2009 and 2008. The following information is furnished with respect to fees billed for professional services rendered to us by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2009 and 2008.

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008, and also for the review of the financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $181,350 for 2009 and $138,475 for 2008. The majority of the year over year increase is due to expenses associated with the stock offering in 2009.

Audit Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2009 and December 31, 2008, were $63,000 and $61,000, respectively. During 2009 and 2008, audit related fees included consultation concerning financial accounting and reporting standards, employee benefit plan audits, agreed upon procedures engagement for the Middleburg Trust Company and the SysTrust information technology audit.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance for the fiscal years ended December 31, 2009 and December 31, 2008, were $11,200 and $10,850, respectively. During 2009 and 2008, these services included preparation of federal and state income tax returns, preparation of trust income tax returns related to the trust preferred entities and consultation regarding tax compliance issues.

All Other Fees

There were no fees billed by Yount, Hyde & Barbour, P.C. for any other services rendered to the Company for the fiscal years ended December 31, 2009 and 2008.

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Report

The Audit Committee is comprised of five directors, each of whom is independent within the meaning of the listing standards of the NASADQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. Because the Company outsources its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2009, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Statement on Auditing Standards No. 99, and Securities and Exchange Commission rules discussed in Releases Nos. 33-8183 and 33-8183A. In addition, the Audit Committee has received from the independent registered accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent registered accounting firm’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

Finally, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has also discussed with Yount, Hyde & Barbour, P.C. its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. By recommending that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Howard M. Armfield, Chairman

Henry F. Atherton, III

J. Bradley Davis

Gary D. LeClair

Janet A. Neuharth

March 8, 2010

PROPOSALS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2011 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 111 West Washington Street, Middleburg, Virginia 20117, no later than November 15, 2010, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2011 Annual Meeting of Shareholders on April 27, 2011.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2011 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2011 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2011 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2011 annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of April 27, 2011 for the 2011 Annual Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than February 26, 2011, and no earlier than January 27, 2011.

OTHER MATTERS

THE COMPANY’S 2009 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 (EXCLUDING EXHIBITS), AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS 111 WEST WASHINGTON STREET, MIDDLEBURG, VIRGINIA 20117. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

April 28, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.middleburgbank.com/2010proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

21330000000000000000 7 042810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect as directors the 13 persons listed as nominees below.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES

Howard M. Armfield

Henry F. Atherton, III

Joseph L. Boling

Childs F. Burden

J. Bradley Davis

Alexander G. Green, III

Gary D. LeClair

John C. Lee, IV

Keith W. Meurlin

Janet A. Neuharth

John M. Rust

Gary R. Shook

James R. Treptow

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. To ratify the appointment of the firm Yount, Hyde & Barbour, P.C., as independent auditors for the Company for the fiscal year ending December 31, 2010.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

April 28, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.middleburgbank.com/2010proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21330000000000000000 7 042810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect as directors the 13 persons listed as nominees below.

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Howard M. Armfield

Henry F. Atherton, III

Joseph L. Boling

Childs F. Burden

J. Bradley Davis

Alexander G. Green, III

Gary D. LeClair

John C. Lee, IV

Keith W. Meurlin

Janet A. Neuharth

John M. Rust

Gary R. Shook

James R. Treptow

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. To ratify the appointment of the firm Yount, Hyde & Barbour, P.C., as independent auditors for the Company for the fiscal year ending December 31, 2010.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MIDDLEBURG FINANCIAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Jeffrey H. Culver and Arch A. Moore, III as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Middleburg Financial Corporation held of record by the undersigned on March 5, 2010, at the Annual Meeting of Shareholders to be held at the Middleburg Community Center, located at 300 West Washington Street, Middleburg, VA 20117, on April 28, 2010, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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